UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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CAVALIER HOMES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 29, 2009, Cavalier Homes, Inc. issued the following letter to stockholders:

Stockholder Update

April 29, 2009

Dear Fellow Stockholder:

In our last letter to you, we cautioned you about a Dissident Group that is seeking to force its way on to Cavalier’s board at this year’s annual meeting.  The Dissident Group has now sent a letter to stockholders that we believe is filled with factual inaccuracies and innuendo meant to incite rather than inform.  We are outraged by their attempt to win votes by playing fast and loose with the facts.

The Boards Proactive Steps to Position Cavalier for the Future

The Dissident Group’s letter would have you believe your Board and management have stood still in the face of a challenging market.  This is an outrageous distortion of the facts and conveniently ignores that Cavalier’s management team and Board have worked aggressively to decrease costs, right-size Cavalier’s capacity, sell non-core assets and improve liquidity in order to weather the storm that has hit our industry, and yet still remain profitable over the last five years.  In summary, your Board and management:

•	Solidified and streamlined management

o	Replaced the President and CEO in August of 2008 and appointed Bobby Tesney

o	Also in August 2008, Barry Mixon, with over 38 years of industry experience and 24 years of experience with Cavalier, returned as Executive Vice President

o	Eliminated two general managers positions to reduce overhead costs

•	Reduced quarterly SG&A by 27% over the last twelve months

•	Promoted lean manufacturing, operational efficiencies

•	Improved gross margins to 18.2% in 2008 from 13.6% in 2007

•	Developed high-value products at low price points

•	Limited risks in distribution by working mainly with independent dealers

•	Improved cash position and eliminated debt

•	Has worked to provided wholesale floor plan financing

As a result of the Board’s foresight and long-term plan, Cavalier is currently one of the best capitalized companies in the manufactured housing industry.  The recent bankruptcies of Fleetwood Enterprises and numerous private companies demonstrate the tremendous importance of liquidity in the current environment.

By keeping a long-term perspective and positioning the Company to survive the toughest of industry conditions, Cavalier is well positioned as a well-capitalized survivor.  Cavalier believes that manufactured homes are an important component of the overall housing market providing a low cost, high quality alternative to hundreds of thousands of families across the country.

Your Board has managed Cavalier to maintain a strong balance sheet and position the company to further increase market share and grow revenue as equilibrium returns to the housing market.

As a result of the Board’s stewardship, Cavalier has the best performing stock price of any manufactured housing company in 2009 and over the past twelve months.

The Dissident Group Would Seek to Replace Our Highly-Qualified Directors

The Dissident Group is seeking to replace three of your Board’s highly-qualified directors:

•
Barry B. Donnell, Chairman of the Board of Directors and Co-Founder, with 47 years of experience in our industry, has been a critical part of helping Cavalier navigate through difficult times in the industry.

•
Bobby Tesney is our President and Chief Executive Officer.  Mr. Tesney’s work for Cavalier in a key management position since last August has provided the leadership to reduce our cost structure, improve liquidity, and better position Cavalier as industry shipments have continued to decline.

•
Thomas A. Broughton, who has served as a member of the Board of Directors since 1986 and serves as Chairman of the Board’s Compensation Committee.  Mr. Broughton has significant banking and financial experience and expertise which has been invaluable during his tenure on the Board, and which is even of greater value given the current turmoil in the financial markets.

In place of these highly-qualified directors, the Dissident Group is looking to elect three of their own hand-picked nominees that include Kenneth Shipley and Curtis Hodgson, co-founders and principals of Legacy Housing - a direct competitor of Cavalier.

The Dissident Nominees Have an Irreconcilable Conflict of Interest

In our view, when a company has dealers (which Legacy Housing has) in five of the same states that Cavalier does, and attends the industry’s largest tradeshow in Tunica, MS in March 2009 for the first time to talk with customers in two other states, that is a direct competitor!  Don’t let the Dissident Group tell you otherwise.

The Board believes that Mr. Shipley and Mr. Hodgson have an irreconcilable conflict as direct competitors of Cavalier and could not possibly represent the interests of ALL stockholders.

We would also remind you that Mr. Shipley, Mr. Hodgson, and the Dissident Group began this proxy contest only after your Board rejected their proposal to have Cavalier acquire Legacy Housing, their privately held company, in a transaction that your board believed would enrich Mr. Shipley and Mr. Hodgson at the expense of Cavalier stockholders.

The Dissident Group’s “Plan” is not in the Best Interests of Stockholders

We believe the Dissident Group’s only real plan is to get Cavalier to buy their company and pay their proxy fight expenses.1  The Dissident Group outlines a “plan” in its April 14 letter that is a mixture of actions either already taken by your Board or which we believe are not right for your Company and could hurt stockholder value.

Part of their “plan” is to have Cavalier provide wholesale floor plan financing.  They either should have known or conveniently ignore the fact that we plan to use a significant part of our cash, including the proceeds from the sale of CIS, to provide financing under various floor plan programs for our independent dealer network.  We believe this demonstrates the Dissident Group will not bring any new value-enhancing ideas to the boardroom.

One of their other ideas is for Cavalier to re-enter the home financing market, which Cavalier just exited with the sale of CIS.  We believe this is a bad idea and shows their misjudgment of the current economic climate.

Your Board and management made a prudent decision to exit that business because it eliminated the risk in Cavalier’s retail finance business, freed up capital, and allowed management to focus on the Company’s core manufacturing operations.  We continue to believe that the CIS transaction was in the best interest of Cavalier and its stockholders.

1 The Dissident Group has stated that they intend to ask Cavalier to reimburse them for all expenses - currently estimated to be $225,000 – that they incur in connection with their proxy contest and that they do not intend to submit the question of such reimbursement to a stockholder vote. The Board believes that there are better ways to spend stockholder capital than to line the pockets of the Dissident Group for their unnecessary and disruptive proxy contest.

Stockholders Should Question the Dissident Group’s Credibility

In their April 14th letter to stockholders, the Dissident Group claims they were “shocked when we heard in January 2009 that the Board was considering the sale of CIS.”   We are surprised to hear the Dissident Group make this claim.  On November 24th, 2008, Cavalier issued a public press release and filed a corresponding Form 8-K with the SEC, where we announced the potential sale of our finance subsidiary, CIS.  Is this the kind of watchdog you want to represent you?

The Dissident Group Distorts Compensation Issues

The Dissident Group again distorts the truth in their letter when it comes to compensation matters.  Let’s set the record straight:

The Dissidents imply that bonuses are paid if there is a loss.

This is simply not true; no bonuses will be paid to key executives in 2009 until the Company achieves pre-tax profits of $2.5 million, including the cost of the bonuses.

The Dissident’s say that key executives qualify for bonuses amounting to several times their annual salary.

The truth is that since the August 2008 management change, a new bonus plan caps bonuses at 1 times annual salary.

The Dissidents question the use of a skybox at Bryant-Denny Stadium.

What the Dissidents fail to tell you is that Cavalier has had the skybox since the late-1990s and that management will review the skybox expense annually for a return on investment.  The skybox is used as a sales tool to entertain dealers and customers and the Board believes this is beneficial for our sales team and the Company.

The Dissidents state a compensation figure for Barry Donnell.

Again, what the Dissidents fail to disclose is that Mr. Donnell has not been an employee of the Company since 2004; and since that time he has only received normal fees as a director.

The Dissidents claim that only one member of the Board has purchased any Cavalier stock in the open market in the past five years.

This is simply not true; several members of the Board have made purchases in the open market.

Another thing the Dissidents don’t tell you is that key executives have volunteered to have their base salaries reduced.

VOTE FOR THE CAVALIER DIRECTORS ON THE WHITE CARD

Your Board urges you to reject the Dissident Group’s nominees and support your current Board.

We strongly oppose the dissident nominees and ask that stockholders reject their nominees and their self serving agenda.  We urge you to vote for Cavalier’s director nominees who will act in the best interests of ALL stockholders.  Please act in your own best interests and protect your investment by voting for our nominees on the WHITE card now. If you have already voted on Legacy’s gold card, you can still vote in favor of the Company’s nominees by signing, dating and mailing the enclosed WHITE card.  Only your latest dated vote will be counted.

Thank you for your continued support.

On behalf of the Board of Directors,

Barry B. Donnell
Chairman of the Board of Directors

If you have any questions on how to vote your shares, please call: MORROW & CO., LLC at (800) 607-0088

Cavalier has filed a proxy statement in connection with its 2009 annual meeting of stockholders. The Company's stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card, as they contain important information, including information relating to the participants in such proxy solicitation.  Stockholders can obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cavalier with the SEC for free at the internet website maintained by the SEC at www.sec.gov and Cavalier’s website at www.cavhomesinc.com.

Forward Looking Statements
With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2008, under the heading "Item 1. Business-Risk Factors," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.